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                                                                    EXHIBIT 99.1








FOR IMMEDIATE RELEASE                                Contact: Stephen L. DeMaria
                                                                    510-274-0700


                  FIBREBOARD COMPLETES ACQUISITION OF NORANDEX


     (WALNUT CREEK, CALIFORNIA, September 1, 1994) - Fibreboard Corporation (AMEX:FBD) today announced it has successfully completed its acquisition of Norandex Inc., one of the nation's leading manufacturers of vinyl siding and distributors of residential exterior building products for both the new construction and remodeling markets.

      For the first seven months of 1994 Norandex generated earnings before interest and taxes of $9 million on revenues of $119 million, compared with $7 million on revenues of $102 million for the first seven months of 1993. For the full year 1993 Norandex generated revenues of approximately $192 million and earnings before interest and taxes of $17 million. The cash acquisition, previously announced on a preliminary basis in late July, is valued at approximately $115 million. It is being funded through internally generated cash and funds from a recently secured $100 million financing facility provided by a group of seven banks. The acquisition is expected to contribute to earnings immediately and will be reported in Fibreboard's results of operations beginning in September.

      "The addition of Norandex, with its quality products and extensive 23 state distribution network, clearly transforms Fibreboard into a significant building products company enhancing our ability to grow and prosper in this important sector of the economy," said Chairman and Chief Executive Officer John
D. Roach.  "Norandex


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is expected to make an immediate contribution to our net profitability, an important step toward our goal of achieving consolidated net income of between $3.50 and $5.00 per share within a short time after implementation of the acquisition program we discussed at our 1994 Annual Shareholder's Meeting. We are indeed pleased to welcome the Norandex team to our growing Fibreboard family. While this significant step will increase our annual revenues by 75%, we remain committed to achieving even further growth and earnings improvement in our existing operations and through the acquisition of other attractive building products opportunities," Roach said.

      Norandex is a low-cost manufacturer of quality vinyl siding products which continue to displace other materials as the product of choice for exterior siding in both residential remodeling and new construction. Headquartered in Macedonia, Ohio, with a manufacturing plant in Claremont, North Carolina, the new Fibreboard subsidiary has 745 employees. Its 70 company-owned distribution centers concentrated in the Midwestern and Eastern United States also distribute other building products including windows, aluminum siding and building accessories. The company was previously a subsidiary of Noranda Aluminum, Inc.


      Fibreboard, headquartered in Walnut Creek, California, is a building products company that also manufactures lumber, hardwood plywood, moulding and millwork, precision molded industrial insulation and fireproofing materials. The company owns approximately 80,000 acres of timberland in the Sierra Nevada mountains in California. In addition its Resort Operations Group owns and operates Northstar-at-Tahoe, an all-season resort featuring skiing, golf, and conference facilities, and Sierra-at-Tahoe, a day ski facility, both located in the Lake Tahoe recreational area in California.

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